 Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Form S-8 Registration Statement of Cleartronic, Inc. of our report dated February 4, 2008, relating to the financial statements of Cleartronic, Inc. (formerly known as GlobalTel IP, Inc.) as of and for the year ended September 30, 2007, which is incorporated by reference into such Form S-8.

RIBOTSKY, LEVINE & COMPANY, CPAs, Miami, FL

/s/ Ribotsky, Levine & Company, CPAs

Dated: October 26, 2009